Exhibit 10.1

DUKE ENERGY CORPORATION

EXECUTIVE SEVERANCE PLAN

The purposes of the Duke Energy Corporation Executive Severance Plan are to secure the continued services of key executives of Duke Energy Corporation, provide these executives with certain benefits in the event of a Qualified Termination and encourage their continued dedication to their duties. In addition, the Company believes that it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its employees whose employment terminates under certain circumstances. Therefore, in order to fulfill the above purposes, the following Plan has been developed and is hereby adopted.

1. Establishment of Plan. As of the Effective Date, the Company hereby establishes the Duke Energy Corporation Executive Severance Plan, as set forth in this document.

2. Definitions. As used herein, the following words and phrases shall have the following respective meanings:

(a) Accounting Firm. A nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under Section 5 of this Plan.

(b) Affiliated Company. Any company controlled by, controlling or under common control with the Company.

(c) Annual Base Salary. The Participant’s annual base salary as in effect on the Date of Termination or, if higher, the Participant’s annual base salary immediately prior to the Good Reason event.

(d) Base Amount. Has the meaning set forth in Section 280G(b)(3) of the Code.

(e) Benefits Period. Has the meaning specified in Section 4(c)(iii) of the Plan.

(f) Board. The Board of Directors of the Company.

(g) Cause. “Cause” for termination by the Company of the Participant’s employment shall mean (i) a material failure by the Participant to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Participant’s position, (ii) the final conviction of the Participant of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Participant (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Participant toward the customers or employees of the Company or any Affiliated Company, (iv) a material breach by the Participant of the Company’s Code of Business Ethics, or (v) the failure of the Participant to cooperate fully with governmental investigations involving the Company or any Affiliated Company; provided, however, that the Company shall not have reason to terminate the Participant’s employment for Cause pursuant to this Plan unless the Participant receives written notice from the Company identifying the acts or omissions constituting Cause and a 30-day opportunity to cure, if such acts or omissions are capable of cure.

(h) Change in Control Agreement. A change in control agreement by and between an employee and the Company or an Affiliated Company.

(i) Code. The Internal Revenue Code of 1986, as amended from time to time.

(j) Committee. The Compensation Committee of the Board or its delegate.

(k) Company. Duke Energy Corporation, a Delaware corporation, and any successor thereto or, if applicable, the ultimate parent of any such successor.

(l) Confidential Information. Has the meaning set forth in Section 8 of the Plan.

(m) Date of Termination. The date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Participant, shall not be less than fifteen (15) days nor (without the consent of the Company) more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, however, that if the Participant’s employment is terminated for Disability, the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant’s duties during such thirty (30) day period). The Company and the Participant shall take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that any termination under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

(n) DB Pension Plan. Any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company (or an Affiliated Company) and any other defined benefit plan or agreement entered into between the Participant and the Company (or an Affiliated Company) which is designed to provide the Participant with supplemental retirement benefits.

(o) DC Pension Plan. Any tax-qualified or excess defined contribution plan maintained by the Company (or an Affiliated Company) and any other defined contribution plan or agreement entered into between the Participant and the Company (or an Affiliated Company) which is designed to provide the Participant with supplemental retirement benefits.

(p) Disability. A termination for “Disability” shall have occurred if, as a result of the Participant’s incapacity due to physical or mental illness, the Participant shall have been absent from the full-time performance of the Participant’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Participant a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Participant shall not have returned to the full-time performance of the Participant’s duties.

(q) Effective Date. The date that the Committee approved the Plan, which was January 8, 2011.

(r) Eligibility Date. The date that an employee becomes a Participant in this Plan.

(s) ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(t) Excise Tax. Any excise tax imposed under Section 4999 of the Code.

(u) Good Reason. The occurrence (without the Participant’s express written consent which specifically references this Plan) of any one of the following material adverse changes to the Participant’s employment relationship by the Company: (i) a material reduction in the Participant’s Annual Base Salary (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees), (ii) a material reduction in the Participant’s Target Annual Bonus (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees), or (iii) only with respect to Tier I Participants, a material diminution in the Participant’s positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason under this Plan, provided, however, that the Participant shall not have reason to terminate employment for Good Reason pursuant to this Plan unless (x) in the case of a Tier II Participant, the Participant shall have provided the Company with written notice of the occurrence of the event constituting Good Reason within 90 days of the occurrence of such event and the Company shall have failed to cure such event within 30 days following receipt of such written notice and (y) the Participant provides Notice of Termination within one year of the date on which the event giving rise to such Good Reason occurs. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i)

through (iii) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to severance benefits provided under this Plan upon a termination of employment for Good Reason.

(v) Notice of Termination. Written notice that (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.

(w) Participant. Each Tier I Participant or Tier II Participant, provided, however, that notwithstanding anything in this Plan to the contrary, an individual shall not become a Participant if the Company’s Chief Executive Officer designates such individual as ineligible for the Plan within thirty (30) days after the Effective Date.

(x) Plan. This Duke Energy Corporation Executive Severance Plan.

(y) Qualified Termination. Any termination of a Participant’s employment by (i) the Company other than for Cause, death or Disability, or (ii) the Participant for Good Reason.

(z) Release. A release of claims substantially in the form set forth as Exhibit A to the Plan, with such changes as the Company may determine to be required or reasonably advisable in order to make such release enforceable and otherwise compliant with applicable law.

(aa) Release Deadline. The 55th day immediately following the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.

(bb) Repayment Amount. The amounts to be repaid by the Participant determined in accordance with Section 7(b).

(cc) Restricted Period. The twelve (12) month period immediately following the Participant’s Date of Termination.

(dd) Severance Payments. The payments and benefits that a Participant is entitled to upon a Qualified Termination pursuant to Section 4(c) of the Plan.

(ee) Target Annual Bonus. The Participant’s target short-term incentive bonus opportunity for the fiscal year in which the Date of Termination occurs or, if higher, the Participant’s target short-term incentive bonus opportunity immediately prior to the Good Reason event. For any Participant who participates in an incentive plan that combines his or her participation in a short-term and long-term/equity-based plan, such as the Company’s Cash/Equity Incentive Plan, his or her target short-term incentive bonus opportunity as of any date shall be equal to 50% of the aggregate target bonus opportunity under such plan(s) on such date.

(ff) Tier I Participants. (i) All individuals who, as of the Effective Date, are members of the Company’s Executive Leadership Team and are covered by a Change in Control Agreement with the Company, (ii) all officers of the Company (as such term is defined in Section 16 of the Securities Exchange Act of 1934, as amended) other than the Chief Executive Officer of the Company, and (iii) any other executive designated as a Tier I Participant by the Chief Executive Officer; provided, however, that any employee who participates in a severance plan or agreement maintained by a company that is acquired by the Company will not be eligible to be a Participant in this Plan until such time as his or her participation in the other severance plan or agreement has been terminated; provided, further, however, that any severance payments or benefits to be provided to a Participant under this Plan are subject to Section 9(b) of the Plan.

(gg) Tier II Participants. (i) Any individual who is a member of the Company’s Executive Leadership Team as of the Effective Date and who is not covered by a Change in Control Agreement with the Company and (ii) any other employee designated as a Tier II Participant by the Chief Executive Officer; provided, however, that any executive who participates in a severance plan or agreement maintained by a company that is acquired by the Company will not be eligible to be a Participant in this Plan until such time as his or her participation in the other severance plan or agreement has been terminated; provided, further, however, that any severance payments or benefits to be provided to a Participant under this Plan are subject to Section 9(b) of the Plan.

3. Duration of Participation. An employee shall become a Participant in this Plan on his or her Eligibility Date and shall cease to be a Participant in this Plan, if (i) the Participant ceases to be employed by the Company or an Affiliated Company for any reason other than a Qualified Termination, or (ii) his or her status as a Participant ceases due to the Company providing such Participant with a notice in accordance with Section 20 of this Plan notifying the Participant that he or she will no longer be eligible to participate in the Plan; provided, however, that the Participant shall continue to participate in the Plan until the first anniversary of the date of such notice of termination from the Company. Notwithstanding anything herein to the contrary, a Participant who is entitled as a result of a Qualified Termination to receive amounts and benefits under this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. For the avoidance of doubt, a change in the status of a current Participant (either from being a Tier I Participant to a Tier II Participant or from being a Tier II Participant to a Tier I Participant) shall take effect immediately and shall not be subject to the one year notice period set forth above.

4. Separation Benefits.

(a) Qualified Termination. In the event that a Participant suffers a Qualified Termination, the Participant shall be entitled to the compensation and benefits set forth in Sections 4(b) and 4(c) below.

(b) Compensation Other Than Severance Payments. The Company shall pay to the Participant (i) the portion of the Participant’s Annual Base Salary amounts payable in the normal course for service through the Date of Termination to the extent not previously paid, in a lump sum within thirty (30) days of the Date of Termination, and (ii) any rights or payments, except for any severance benefits, that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan.

(c) Severance Payments. Subject to Section 5 of this Plan and the Participant’s execution of a Release and the Release becoming effective and irrevocable in accordance with its terms by no later than the Release Deadline, the Company shall pay to the Participant the following amounts:

(i) Short-Term Incentive Plan Payable in Cash. A lump-sum payment equal to (A) the Participant’s annual bonus payment earned for any completed bonus year prior to the Date of Termination, if not previously paid, plus (B) a pro-rata amount of the Participant’s annual cash bonus, determined based on the actual achievement of performance goals under any performance-based bonus plan, program, or arrangement (provided that the Committee may exercise negative discretion but only to the extent applied to similarly situated active executives of the Company) in which the Participant participates for the year in which the Date of Termination occurs based on the terms and conditions of the applicable plan or program (including the Participant’s Target Annual Bonus), pro-rated based on the number of days of service during the bonus year occurring prior to the Date of Termination divided by 365. The amount described in clause (A) shall be paid pursuant to the terms of the applicable short-term incentive plan and shall not be conditioned on signing a Release. The amounts described in clause (B) shall be paid at the same time as payments are made to other participants under the applicable performance-based bonus plan, but in any event on or before March 15th of the year immediately following the year to which such pro-rata bonus relates;

(ii) Lump Sum Cash Severance Payment. The amount equal to the product of (1) two (in the case of a Tier I Participant) or 1.5 (in the case of a Tier II Participant) and (2) the sum of (x) the Participant’s Annual Base Salary and (y) the Target Annual Bonus, shall be payable in a lump sum within thirty (30) calendar days after the Release Deadline or such later date as may be required under Section 18 of the Plan;

(iii) Welfare Benefits. For two (2) years following the Date of Termination for Tier I Participants and eighteen (18) months following the Date of Termination for Tier II Participants (each a “Benefits Period”), the Company shall provide access to the Participant and his eligible dependents to medical and dental insurance benefits substantially similar to those provided to the Participant and his dependents immediately prior to the Date of Termination, and the Company shall make monthly cash payments, with the first such payment payable within thirty (30) calendar days after the Release Deadline or such later date as may be required under Section 18 of the Plan, and each subsequent monthly payment to be made on the 15th day of each calendar month during the Benefits Period after the initial payment in an amount equal to the monthly amount of the Company-paid portion relating to the monthly amount charged to active non-union employees for such benefits during the Benefits Period, based on the Company’s assumed cost for such coverage for internal accounting purposes; provided, however, that the first cash payment shall be equal to the aggregate anticipated amount for the calendar months beginning with the calendar month immediately following the date of termination and ending with the calendar month in which such payment is made; provided, further, however, that nothing herein shall prohibit (1) the Company from amending the terms and conditions of the plans under which such welfare benefits are provided under this Section 4(c)(iii) if such amendments similarly affect all or substantially all similarly situated employees or in order to comply with changes to applicable law and (2) to the extent that this provision would result in the plans under which such welfare benefits are provided under this Section 4(c)(iii) being considered “discriminatory” or otherwise would result in material adverse tax consequences to the Company or the Participant, then the Participant shall be ineligible for such benefits and receive no benefits or payments in lieu thereof. Benefits otherwise receivable by the Participant pursuant to this Section 4(c)(iii) shall be reduced to the extent benefits of the same type are received by or made available to the Participant during the applicable Benefits Period as a result of subsequent employment (and any such benefits received by or made available to the Participant shall be reported to the Company by the Participant). In addition, the Company shall make a lump sum cash payment, payable within thirty (30) calendar days after the Release Deadline or such later date as may be required under Section 18 of the Plan, in an amount equal to the anticipated cost of basic life insurance coverage for the applicable Benefits Period, based on the Company’s assumed cost for such coverage for internal accounting purposes at the Date of Termination. The continued benefits described in this Section 4(c)(iii) that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (1) any reimbursement of eligible expenses shall be paid within ten (10) calendar days following the Participant’s written request for reimbursement, or such later date as may be required under Section 18 of the Plan; provided that the Participant provides written notice no later than fifteen (15) calendar days prior to the last day of the calendar year following the calendar year in which the expense was incurred; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit;

(iv) Defined Contribution Plan Contributions. This Section 4(c)(iv) shall apply only with respect to Tier I Participants who experience a Qualified Termination on or before the second anniversary of the Effective Date. The Participant’s benefits accrued or credited through the Date of Termination under the DC Pension Plan that are not vested as of the Date of Termination but that would have vested had the Tier I Participant remained employed by the Company for the duration of the Benefits Period shall be fully vested as of the Date of Termination and paid in accordance with the terms of the applicable plan. In addition to the benefits to which the Tier I Participant is entitled under the DC Pension Plan, the Company shall pay the Tier I Participant a lump sum amount, in cash, equal to the amount that would have been contributed thereto by the Company on the Tier I Participant’s behalf during the Benefits Period, determined (x) as if the Tier I Participant made the maximum permissible contributions thereto during such period and (y) as if the Tier I Participant was entitled to compensation during such period equal to the sum of the Tier I Participant’s Annual Base Salary and Target Annual Bonus. The amount described in the immediately preceding sentence shall be paid within thirty (30) calendar days after the Release Deadline, or such later date as may be required under Section 18 of the Plan;

(v) Defined Benefit Plan Allocations. This Section 4(c)(v) shall apply only with respect to Tier I Participants who experience a Qualified Termination on or before the second anniversary of the Effective Date. The Participant’s benefits accrued or credited through the Date of Termination under the DB Pension Plan that are not vested as of the Date of Termination but that would have vested had the Tier I Participant remained employed by the Company for the duration of the Benefits Period shall be fully vested as of the Date of Termination and paid in accordance with the terms of the applicable plan. In addition to the benefits to which the Tier I Participant is entitled under the DB Pension Plan, the Company shall pay the Tier I Participant a lump sum amount, in cash, equal to the amount that would have been allocated thereunder by the Company in respect of the Tier I Participant (or accrued by the Tier I Participant, which accrual shall be calculated based on the actuarial assumptions contained in the DB Pension Plan) during the Benefits Period, determined as if the Tier I Participant was entitled to compensation during such period equal to the sum of the Tier I Participant’s Annual Base Salary and Target Annual Bonus. The amount described in the immediately preceding sentence shall be paid within thirty (30) calendar days after the Release Deadline, or such later date as may be required under Section 18 of the Plan;

(vi) Equity Award Vesting. Notwithstanding the terms of any award agreement or plan document to the contrary, the Participant shall be entitled to the following with respect to outstanding equity awards.

(A) Phantom Shares. Immediate vesting of those outstanding phantom shares held by the Participant as of the Date of Termination that would have vested if the Participant remained employed for the duration of the applicable Benefits Period and such phantom shares shall be settled within fifteen (15) calendar days after the Release Deadline; provided, however, that if the phantom shares are considered to be deferred compensation under Section 409A of the Code for any reason, including because the Participant is eligible for Retirement (as defined in the applicable phantom share award agreement) at the Date of Termination or could become eligible for Retirement during the term of the applicable phantom share award agreement or the Participant is a Tier I Participant, the Participant’s phantom shares shall continue to vest and settle in accordance with the terms of the applicable phantom share award agreement but in any event for a period of no less than the duration of the applicable Benefits Period.

(B) Performance Shares. Continued vesting of outstanding performance shares held by the Participant that are not vested as of the Date of Termination for the duration of the applicable Benefits Period, with the achievement of the performance goals under such performance shares being determined based on actual performance at the end of the applicable performance period.

(C) Stock Options. Continued vesting of outstanding unvested stock options for the duration of the applicable Benefits Period, with any vested stock options remaining exercisable for no less than ninety (90) days following the Benefits Period, but in no event shall the vested stock options remain exercisable beyond the maximum original term of such stock options; and

(vii) Outplacement Services. The Company shall, at its sole expense as incurred, provide the Participant with outplacement services selected by the Company, provided that such outplacement benefits shall end not later than the first anniversary of the Date of Termination.

5. Limitations on Payments under Certain Circumstances.

(a) Notwithstanding any other provisions of this Plan, in the event that any payment or benefit received or to be received by the Participant (including any payment or benefit received in connection with a change in control or the termination of the Participant’s employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Severance Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction in Severance Payments is necessary pursuant to this Section 5(a), then the reduction shall occur in the following order: (i) cash payments under Sections 4(c)(i)(B), 4(c)(ii), 4(c)(iv) and 4(c)(v); (ii) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant); (iii) cancellation of accelerated vesting of other equity awards (based on the reverse order of the date of grant); and (iv) reduction of welfare benefits.

(b) For purposes of determining whether and the extent to which the Total Payments shall be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, based on the determination of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, based on the determination of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) At the time that payments are made under this Plan, the Company shall provide the Participant with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accounting Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6. No Mitigation. The Participant shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 4 hereof. Further, except as specifically provided in Section 4(c)(iii) hereof, no payment or benefits provided for in this Plan shall be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits or otherwise. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any Affiliated Companies may have against the Participant or others.

7. Restrictive Covenants.

(a) Noncompetition and Nonsolicitation. During the Restricted Period, the Participant shall not, without the Company’s prior written consent, for any reason, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise become engaged or involved, in a manner that relates to or is similar in nature to those duties performed by the Participant at any time during his or her employment with the Company, in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that competes with the Company or any of the Affiliated Companies in the business of production, transmission, distribution, or retail or wholesale marketing or selling of electricity; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity or derivatives thereof; energy management and the provision of energy solutions; development and management of fiber optic communications systems; development and operation of power generation facilities, domestically and abroad; and any other business in which the Company or any of the Affiliated Companies is engaged at the termination of the Participant’s continuous employment with the Company. During the Benefits Period, the Participant shall not, without the Company’s prior written consent, for any reason, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of the Company or any of the Affiliated Companies to reduce, terminate, restrict or otherwise alter its business relationship with the Company or the Affiliated Companies. The provisions of this Section 7(a) shall be limited in scope and be effective only within one or more of the following geographical areas: (i) The States of

North Carolina, South Carolina, Ohio, Kentucky, and Indiana, or (ii) any other state in the United States where the Company including the Affiliated Companies, has at least U.S. $25 million in capital deployed as of the termination of the Participant’s continuous employment with the Company, including the Affiliated Companies; or (iii) any state or country with respect to which was conducted a business of the Company, including any of the Affiliated Companies, which business, or oversight of which business, constituted any part of the Participant’s employment. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Plan with respect to any one area shall not render this Plan unenforceable as applied to any one or more of the other areas. Nothing in this Section 7(a) shall be construed to prohibit the Participant being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict the Participant from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

(b) Forfeiture and Repayments. In the event that the Participant violates the provisions of Section 7 hereof following the payment or commencement of any Severance Payments, (A) he or she will forfeit and not be entitled to any further Severance Payments, and (B) he or she will be obligated to repay to the Company an amount in respect of the Severance Payments previously made to him or her under Section 4(c) hereof (the “Repayment Amount”). The Repayment Amount shall be determined by aggregating the cash Severance Payments made to the Participant and multiplying the resulting amount by a fraction, the numerator of which is the number of full and partial calendar months remaining in the Benefits Period at the time of the violation (rounded to the nearest quarter of a month), and the denominator of which is twenty-four (24) for Tier I Participants and eighteen (18) for Tier II Participants. The Repayment Amount shall be paid to the Company in cash in a single sum within ten (10) business days after the first date of the violation, whether or not the Company has knowledge of the violation or has made a demand for payment. Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%. Furthermore, in the event the Participant violates the provisions of Section 7 hereof, and notwithstanding the terms of any award agreement or plan document to the contrary (which shall be considered to be amended to the extent necessary to reflect the terms hereof), the Participant shall immediately forfeit the right to exercise any stock option or similar rights that are outstanding at the time of the violation, and the Repayment Amount, calculated as provided above, shall be increased by the amount of any gains (measured, if applicable, by the difference between the aggregate fair market value on the date of exercise of shares underlying the stock option or similar right and the aggregate exercise price of such stock option or similar right) realized by the Participant upon the exercise of stock options or similar rights or vesting of restricted stock or other equity compensation within the one-year period prior to the first date of the violation.

(c) Consideration; Survival; Enforcement. The compensation and benefits provided in this Plan constitute adequate and sufficient consideration for the covenants in this Section 7 and in the remainder of this Plan. As further consideration for the covenants in this Section 7 and in the remainder of this Plan, the Company has provided and will provide the Participant certain proprietary and other Confidential Information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues. The Participant’s obligations under this Section 7 shall survive any termination of his or her employment as specified herein. Furthermore, the restrictions contained in this Plan with regards to the Participant’s use of Confidential Information and his or her future business activities are fair, reasonable and necessary to protect the Company’s legitimate protectable interests, particularly given the competitive nature and broad scope of the Company’s business and that of the Affiliated Companies, as well as the Participant’s position with the Company. The Company may have no adequate means to protect the rights set forth in this Plan other than by securing an injunction (a court order prohibiting the Participant from violating the terms of this Plan), therefore, the Company, in addition to any other right or remedy it may have, shall be entitled to enforce its rights under this Plan by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction.

8. Confidentiality. During the Participant’s employment with the Company or any of the Affiliated Companies, the Participant will acquire, be exposed to and have access to, non-public material, data and information of the Company and the Affiliated Companies and/or their customers or clients that is confidential, proprietary, and/or a trade secret (“Confidential Information”). At all times, the Participant shall keep and retain in confidence and shall not disclose, except as required and authorized in the course of the Participant’s employment with the Company or any of the Affiliated Companies, to any person, firm or corporation, or use for his or her own purposes, any Confidential Information. For purposes of this Plan, such Confidential Information shall include, but shall not be limited to: sales methods, information concerning principals or customers, advertising methods, financial affairs or methods of procurement, marketing and business plans, strategies (including risk strategies), projections, business opportunities, inventions, designs, drawings, research and development plans, client lists, sales and cost information and financial results and performance. Notwithstanding the foregoing, “Confidential Information” shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Participant or by the Company or the Affiliated Companies). The obligations pertaining to the confidentiality and non-disclosure of Confidential Information shall remain in effect at all times after termination of employment, or until the Company or the Affiliated Companies has released any such information into the public domain, in which case the Participant’s obligations hereunder shall cease with respect only to such information so released into the public domain. The Participant’s obligations under this Section 8 shall survive any termination of his or her employment. If the Participant receives a subpoena or other judicial process requiring that he or she produce, provide or testify about Confidential Information, the Participant shall notify the Company and cooperate fully with the Company in resisting disclosure of the Confidential Information. The Participant acknowledges that the Company has the right either in the name of the Participant or in its own name to oppose or move to quash any subpoena or other legal process directed to the Participant regarding Confidential Information. Notwithstanding any other provision of this Plan, the Participant remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Participant remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Plan. With respect to any claims and matters resolved and terminated pursuant to this Plan, the Participant is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Participant shall give the Company, through its legal counsel, notice, including a copy of the subpoena, within twenty-four (24) hours of receipt thereof.

9. Full Settlement.

(a) General. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of the Affiliated Companies. Without limiting the generality of the foregoing, the Participant’s resignation under this Plan with or without Good Reason, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Companies, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Companies or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

(b) No Duplication of Benefits. Notwithstanding anything in this Plan to the contrary, if the Participant is eligible to receive severance payments and/or benefits upon a Qualified Termination under another plan or individual agreement, including, without limitation, any Change in Control Agreement, retirement agreement, separation agreement or retention agreement maintained by the Company or an Affiliated Company, the Participant shall not be entitled to severance payments and benefits under this Plan and shall continue to be entitled to receive severance payments and/or benefits pursuant to the terms and conditions of the other plan or agreement.

10. Controlling Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of North Carolina, without reference to principles of conflict of laws.

11. Amendments; Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time by action of the Committee; provided that no such amendment, modification, suspension or termination shall impair the rights of a Participant who has terminated employment pursuant to Section 4(a) of this Plan unless such amendment, modification, suspension or termination is agreed to in a writing signed by the Participant and the Company. Notwithstanding the foregoing, the Company must provide all Participants with notice of its intention to terminate this Plan or amend this Plan in a manner that is materially adverse to Participants, in each case in accordance with Section 20 of the Plan, one year prior to such termination or material amendment. During the one-year notice period the Participants shall continue to participate in the Plan, without giving effect to any materially adverse amendment.

12. Assignment. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

13. Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

14. Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

15. Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

16. Benefits Claims and Appeals. The Plan is intended to be an unfunded plan providing benefits to a select group of management or highly compensated employees and is not intended to be subject to ERISA. If, and only if, however, the Plan is determined to be subject to ERISA, the Committee shall establish a claims and appeals procedure applicable to Participants under the Plan that is consistent with the requirements of ERISA. Unless otherwise required by applicable law, such procedures shall provide that a Participant has not less than sixty (60) days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within sixty (60) days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Participant must supply in order to perfect a claim for benefits. Notwithstanding the foregoing, the claims and appeals procedure established by the Committee shall be provided for the use and benefit of Participants who may choose to avail themselves of such procedures, but compliance with the provisions of these claims and appeals procedures by the Participant will not be mandatory for any Participant claiming benefits. It will not be necessary for any Participant to exhaust these procedures and remedies prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Participant claims entitlement.

17. Indemnification. To the extent permitted by law, the Company shall indemnify the Committee from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

18. Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan. All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Section 409A of the Code provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Participant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the date first written above). Notwithstanding anything herein to the contrary, in the event that any amounts payable or benefits to be provided to the Participant under Section 4(c) or any other arrangement to which the Participant is a party constitute deferred compensation within the meaning of Section 409A of the Code, (i) if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under Section 4(c) as a result of the Participant’s “separation from service” within the meaning of Section 409A of the Code during the six-month period immediately following the Date of Termination shall instead be paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code compounded semi annually in effect on the Date of Termination), on the first business day after the date that is six (6) months following the Participant’s “separation from service” within the meaning of Section 409A of the Code; and (ii) if the Participant dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within thirty (30) days after the date of the Participant’s death.

19. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of the Affiliated Companies regarding termination of employment.

20. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after timely delivery to an overnight delivery courier, or (d) when delivered or mailed by United States registered mail, return receipt requested, postage prepaid. The addresses for such notices shall be as follows:

To the Company:

Duke Energy Corporation

Post Office Box 1006, EC3XB

Charlotte, North Carolina 28201-1006

Attention: Chief Legal Officer

To the Participant:

To the Participant’s last known address as reflected on the books and records of the Company.

21. Validity; Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

IN WITNESS WHEREOF, This Plan is adopted and executed on behalf of Duke Energy Corporation as of the Effective Date.

DUKE ENERGY CORPORATION

/s/ James E. Rogers
Name:	James E. Rogers
Title:	Chairman, Chief Executive Officer and President

EXHIBIT A

RELEASE OF CLAIMS

This Waiver and Release of Claims (“Release”) is executed and delivered by                      (“Employee”) to DUKE ENERGY CORPORATION (together with its Affiliated Companies and any successors thereto, the “Company”). All capitalized terms used herein that are not otherwise defined in this Release shall have the meaning set forth in the Company’s Executive Severance Plan (the “Plan”).

1.	Basis for Entitlement. Employee acknowledges that Employee would not be entitled to the benefits provided under the Plan absent Employee’s separation from employment under the Plan and the execution of this Release.

2.	Adequate Consideration. Employee agrees that the Plan provides good, valuable and sufficient consideration for Employee’s obligations under this Release.

3.	Waiver by Employee. Employee waives and releases any and all rights or claims that he or she has, or may have, as of the date of the execution of this Release, based on or arising out of the employment relationship or the termination of the employment relationship, against the Company, its benefit, employee welfare, or other plans (including any and all fiduciaries thereof), or any of the Company’s respective current or former officers, directors, agents, employees, attorneys, insurers, plan administrators, predecessors, successors or assigns, other than those set forth below in Paragraph 4. The rights and claims so waived and released shall include, but not be limited to:

a.	Those arising under any federal, state or local statute, ordinance, common law (including, but not limited to, claims of breach of promise, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, defamation, tortious interference with a business relationship or contract and wrongful discharge), or claims in equity or public policy; and

b.	Those arising under any law relating to sex, age, race, religion, handicap or disability, national origin, pregnancy, discrimination, retaliation, or whistleblower (including, but not limited to, any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Indiana Discrimination on Account of Age Act, the Indiana Civil Rights Statute, the Kentucky Civil Rights Statute, the Ohio Civil Rights Statute, the North Carolina Human Relations law, the South Carolina Human Affairs Law, the Texas Labor Code Chapter 21, and other similar state statutes as such statutes may be amended from time to time); and

c.	Those arising under the civil rights laws of any state or municipality; and

1

d.	Any claim for compensatory damages, punitive damages, attorneys’ fees, expenses and litigation costs; and

e.	Those arising under ERISA and the Age Discrimination in Employment Act of 1967.

f.	Employee acknowledges that he or she has been paid for all hours worked during his or her employment with the Company and has received all other payments owed to him or her by the Company as of the Date of Termination. In addition, Employee acknowledges that he or she has received all leave to which he or she may have been entitled to under the Family and Medical Leave Act during his or her employment with the Company.

4.	Claims Not Waived. Notwithstanding the provisions of Paragraph 3 above, this Release does not waive and release: (a) workers’ compensation claims filed prior to the date of execution of this Release; (b) claims against the Company arising out of possible exposure to asbestos during Employee’s employment with the Company at a facility or facilities owned by the Company; (c) claims that may arise after the date of execution of this Release; or (d) claims for benefits due under the Duke Energy Retirement Cash Balance Plan, including both claims to accrued benefits and disputed benefit claims.

5.	Future Employment. Employee waives any right to assert any claim or demand for re-employment with the Company. Any reemployment shall be in accordance with Company policies and procedures.

6.	Acknowledgement of Reporting and Compliance. Employee acknowledges and agrees that it is the policy of the Company to comply with all applicable federal, state and local laws and regulations. Employee affirms that he or she has reported all compliance issues and violations of federal, state and local law or regulation or Company policy of which Employee had knowledge during the term of his or her employment, if any. Employee represents and acknowledges that he or she has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local law or regulations or Company policy other than what Employee may have previously raised, if any, including, but not limited to, any and all outstanding nuclear safety concerns Employee has involving any nuclear power plant owned or operated by the Company. Nothing in this Release prohibits Employee from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern to the United States Nuclear Regulatory Commission, the United States Department of Labor, or any other federal or state governmental agency. This Release further does not prohibit Employee from participating in any way in any state or federal administrative, judicial, or legislative proceeding or investigation.

7.

Restrictive Covenants. Employee acknowledges and agrees that he or she shall continue to be bound by the restrictive covenants set forth in Sections 7 and 8 of the Plan, including, without limitation, any enforcement provisions set forth in such sections, and Employee acknowledges and agrees that, as set forth in Section 7(c) of the Plan, the compensation and benefits provided under the Plan constitute adequate and sufficient consideration for the restrictive covenants set forth in the Plan. Furthermore, notwithstanding the foregoing, Employee may request that the

2

Company release him or her from the restrictive covenants set forth in Section 7(a) of the Plan upon the condition that Employee forfeit and repay all termination benefits and rights provided under Section 4(c) of the Plan and the Company may, in its sole discretion, grant such a release in whole or in part or may reject such request and continue to enforce its rights under Sections 7 and 8 of the Plan.

8.	Promise not to Sue. Employee agrees not to institute a lawsuit against the Company asserting any of the claims that are released in Paragraph 3 of this Release. Subject to Paragraph 4, Employee acknowledges that signing this Release means that Employee has waived not only Employee’s right to recover in a lawsuit, claim or other action brought by Employee as described herein, but also in any claim, lawsuit or other action brought on Employee’s behalf (including any claim of age discrimination) against the Company based on or arising out of Employee’s employment relationship with the Company or the termination of the employment relationship with the Company up to the date this Release is signed.

9.	Actions Inimical to the Company. Employee shall not make untrue or defamatory statements regarding (i) the Company, and to the extent that their relationship to the Company is known to Employee, its subsidiaries or Affiliated Companies or its current or former directors or employees or any successor of the Company, or any of its subsidiaries or Affiliated Companies, or (ii) the Company’s initiatives, programs or policies relating to any matter whatsoever, and to the extent that their relationship to the Company is known to Employee, its subsidiaries or Affiliated Companies or its current or former directors or employees or any successor of the Company, or any of its subsidiaries or Affiliated Companies. Employee acknowledges that determination of a breach of this provision shall result in the termination of the Company’s obligations under the Plan. Further, any such breach of this Paragraph by Employee shall cause Employee to forfeit the right to keep any payment made or to be made under the Plan and to be obligated to repay any amount already paid, but a breach shall not relieve Employee of the other conditions of this Release. For purposes of clarity, nothing in this Paragraph 9 shall operate to prohibit Employee from providing truthful testimony in any judicial proceeding.

10.	Return of Company Property. Employee agrees to return to the Company all keys, identification badges, electronic passes, credit cards, computers, computer programs, and any other Company property in a timely manner.

11.	Cooperation with Litigation. Upon the Company’s request, Employee agrees to render reasonable assistance to the Company in connection with any litigation or investigation relating to the Company’s business. Such assistance shall include, but not be limited to, providing information, attending meetings, assisting with interrogatories, giving depositions and making court appearances. Employee agrees to promptly notify the Chief Legal Officer of the Company of any requests for information or testimony that Employee receives in connection with any litigation or investigation relating to the Company’s business.

12.	Governing Law. This Release shall be interpreted, enforced and governed under the laws of the State of North Carolina.

13.	No Admission of Liability. This Release shall not in any way be construed as evidence or as an admission of any liability or wrongdoing by the Company.

3

14.	Binding Effect of Release. This Release shall be binding upon and shall operate for the benefit of the heirs, executors, administrators, assigns, and successors in interest of Employee and the Company.

15.	Severability. If any portion of this Release should be unenforceable for any reason, the parties agree that the remaining portions shall continue in effect.

16.	Consultation with Attorney Advised. Employee is advised to consult with an attorney prior to executing this Release. Employee acknowledges being given that advice. Employee represents that Employee has read and fully understands all of the provisions of this Release. Employee represents that Employee is voluntarily signing this Release.

17.	Time Frame for Acceptance. Employee acknowledges that he or she has been given a period of forty-eight (48) days after his or her Date of Termination within which to consider and sign this Release.

a.	To enter into this Release, Employee must execute it by signing, dating and returning it to .

b.	Employee acknowledges that if Employee has signed this Release it is because Employee freely chose to do so.

c.	Employee may revoke this Release during the seven (7) calendar days after he or she signs it. To be effective, a revocation must be communicated in writing to , and delivered no later than 5:00 p.m. Eastern Time on the final day of the seven (7) day period.

18.	Complete Agreement. The parties acknowledge and agree that this Release sets forth the complete understanding and agreement between them relating in any way to the termination of Employee’s employment. No agreements or understandings between them shall be enforceable against the other unless written in this Release.

19.	Effective Date. This Release shall become effective and enforceable upon the expiration of the revocation period set forth in Paragraph 17.

4

AGREED TO BY:

Employee	Date

THE COMPANY

By:

5